Richard Chiang

16192 Coastal Highway

Lewes, DE 19958

February 27, 2015

Board of Directors of ANDES 3 Inc.

16192 Coastal Highway

Lewes, DE 19958

In connection with the executed share purchase agreement (SPA) with EliteSoft Asia Sdn Bhd, dated February 20, 2015, please accept this notice that effective today, February 27, 2015, I hereby resign from my positions and all duties as President, CEO, Treasurer, Secretary and Chairman of the Board of Directors, of ANDES 3 Inc.

Sincerely,

/s/ Richard Chiang____

Richard Chiang

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